EXHIBIT 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street	Contact:
New York, N.Y. 10022	Mark L. Aaron
212-230-5301
mark.aaron@tiffany.com

TIFFANY INCREASES QUARTERLY DIVIDEND BY 10%

New York, May 24, 2018 -- The Board of Directors of Tiffany & Co. (NYSE: TIF) has declared a regular quarterly dividend of $0.55 per share of Common Stock, representing a 10% increase in the quarterly rate. This declaration increases the quarterly dividend from $0.50 per share (or $2.00 annually) to the new rate of $0.55 per share (or $2.20 annually).

Alessandro Bogliolo, Chief Executive Officer, announced the dividend increase at Tiffany’s Annual Meeting of Shareholders, saying, “Our strong balance sheet gives us the ability to continue to invest in the growth of our business while also returning capital to shareholders. This represents the 17th dividend increase in the past 16 years.”

The dividend will be paid on July 10, 2018 to shareholders of record on June 20, 2018. Future dividends are subject to declaration by the directors.

Tiffany is the internationally-renowned jeweler founded in New York in 1837. Through its subsidiaries, Tiffany & Co. manufactures products and operates TIFFANY & CO. retail stores worldwide, and also engages in direct selling through Internet, catalog and business gift operations. Please visit www.tiffany.com for additional information.

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